Exhibit 10.9

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 1st day of September, 2020

BETWEEN:

IAN TELFER, a businessman having an address at 1500-999 West Hastings Street, Vancouver, British Columbia, V6C 2W2, Canada

(the “Consultant”)

AND:

GOLD ROYALTY CORP., a corporation incorporated under the federal laws of Canada and having an address at 1830 - 1030 West Georgia Street, Vancouver, British Columbia V6E 2Y3, Canada

(the “Corporation”)

WHEREAS the Consultant and the Corporation now wish to enter into an Agreement to set forth the rights and obligations of each of them with respect to the Consultant’s provision of consulting services to the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in the Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Corporation and Consultant agree as follows:

ARTICLE 1

TERM OF AGREEMENT

1.1	The term of this Agreement shall be in effect for so long as the Consultant is engaged or employed by, the Corporation, subject to termination as provided for in this Agreement.

ARTICLE 2

RESPONSIBILITIES OF CONSULTANT

2.1	The Consultant shall provide the services in the capacity of “Chair of the Advisory Board of the Corporation” on a current basis. It is contemplated that the Consultant’s scope of services shall include but not be limited to identifying, reviewing, and assessing potential members of the Advisory Board, and advising the board of directors of the Corporation (the “Board”) and management of the Corporation with respect to ongoing business development matters. Accordingly, by invitation, the Consultant may participate as a guest at Board meetings from time to time. The scope of services may be revised by the Corporation and Consultant by mutual agreement.

ARTICLE 3

PERFORMANCE OF DUTIES

3.	1 During the term of this Agreement, the Consultant shall faithfully, honestly and diligently serve the Corporation, as may be required to complete the scope of services and as mutually agreed between the Corporation and the Consultant. The Consultant shall perform the services in a timely manner dedicating the amount of time required to perform the services in a professional manner, it being acknowledged that this Agreement does not require the Consultant to work on a full time basis for the Corporation.

ARTICLE 4

REMUNERATION

4.1	Options

The Consultant agrees to be appointed as Chair, and a member, of the Advisory Board of the Corporation effective the date hereof. The Consultant shall be granted, in consideration for, and as an inducement to, agreeing to enter into this Agreement and providing the services hereunder, options (the “Options”) to purchase an aggregate of 200,000 common shares of the Corporation at an exercise price equal to US$5.00 per share or such lower price, if any, at which the Corporation sells shares in equity financing(s) in an aggregate amount of at least $10,000,000 (the “Round 2 Financing”). For greater clarity: (a) the exercise price of the Options will not be less than the fair market value of the common shares of the Corporation at the time of such grant; (b) 25% of the Options will vest on the date of grant and 25% will vest on each of the dates that are 6, 12 and 18 months thereafter; (c) the Options will be granted as soon as reasonably practicable after completion of the Round 2 Financing; and (d) the Options will be exercisable for a period of five years from the grant date thereof. The Options will be granted pursuant to a customary long term incentive plan to be adopted by the Corporation prior to an initial public offering, spin-off from GoldMining Inc. or other going-public transaction of the Corporation (collectively, an “IPO”). Notwithstanding the foregoing, the terms of the Options may be amended if required to comply with the requirements of any applicable stock exchange in connection with an IPO.

4.2	Additional Compensation

As soon as reasonable practicable after an IPO, the Board and/or its compensation committee, as applicable, and the Consultant will negotiate towards amending this Agreement to provide such additional compensation that is commensurate with the Consultant’s position with the Corporation and customary for a similarly situated company in the royalty industry.

4.3	Expenses

The Corporation agrees to pay or promptly reimburse the Consultant for the reasonable travel and business related expenses actually and properly incurred by the Consultant in connection with the Consultant’s provision of the services under this Agreement in accordance with the Corporation’s policies, as may be in place from time to time.

ARTICLE 5

TERMINATION

5.1	Either party may terminate this Agreement for any reason with 30 days’ notice.

ARTICLE 6

CONFIDENTIALITY

6.1	The Consultant shall not, either during the Term of this Agreement or at any time thereafter, directly or indirectly, use or disclose to any person any confidential information of the Corporation.

6.2	The Consultant acknowledges and agrees that the obligations under Section 6.1 are to remain in effect so long as such confidential information retains its confidential nature.

ARTICLE 7

NON-SOLICITATION

7.1	The Consultant shall not solicit, initiate or encourage proposals or offers from, or provide information relating to the Corporation to, any person, entity or group in connection with or relating to any acquisition or disposition of all or any material part of the Corporation’s issued and outstanding shares, or any amalgamation, merger, arrangement, sale of all or any material part of the assets of the Corporation or any subsidiary thereof, take-over bid, reorganization, re-capitalization, liquidation, winding-up of, or other business combination or similar transaction involving the Corporation or any of its subsidiaries, without in each case the approval of the board of directors of the Corporation.

ARTICLE 8

NOTICES

8.1	Any Notice required or permitted to be given hereunder shall be in writing and shall be given by prepaid registered mail, by facsimile transmission or other means of electronic communication or by hand delivery, as hereafter provided.

8.2	Notice and other communication shall be addressed as follows:

(a)	If to the Consultant:

Ian Telfer

1500-999 West Hastings Street

Vancouver, British Columbia

V6C 2W2

Email: iantelfer@iantelfer.com

(b)	If to the Corporation:

Gold Royalty Corp.

1830 - 1030 West Georgia Street

Vancouver, BC, V6E 2Y3

Email: dgarofalo@goldroyalty.com

Attention: President

ARTICLE 9

GENERAL

9.1	The representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 6 and 7 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

9.2	This Agreement shall not be assigned by either party hereto, in whole or in part, without the prior consent of the other party hereto.

9.3	This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

SIGNED, SEALED AND DELIVERED by IAN TELFER in the presence of:	) )
)
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Signature	)
	)	/s/ Ian Telfer
	)	IAN TELFER
Name	)
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)
Address	)
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Occupation	)

GOLD ROYALTY CORP.

By:	/s/ David Garofalo
Name:	David Garofalo
Title:	Chairman & CEO